FOR IMMEDIATE RELEASE

Contact:
Ronald W. Pickett, President               Media Relations
Medical Advisory Systems, Inc.              drkoop.com
910/509-1433 or 910/509-9433               512/583-5276


             DRKOOP.COM & MEDICAL ADVISORY SYSTEMS ANNOUNCE
                         STRATEGIC PARTNERSHIP

    Three-Year Alliance to Provide Broad Range of e-Health Solutions

October 26, 2000 - Austin, Texas and Owings, Maryland - drkoop.com, Inc. (Nasdaq:KOOP) a leading Internet health network providing information to individuals worldwide, and Medical Advisory Systems, Inc. (AMEX/Nasdaq: DOC) a diversified provider of medical information, today announced a new strategic partnership providing e-health solutions for both business and consumers. The three-year relationship leverages the primary assets of both companies, adding new lines of services to the drkoop.com Network and increasing potential revenue streams.

     New services include a 24-hour call and e-mail center staffed by accredited physicians to facilitate real-time, confidential exchange of medical information, medical travel assistance and clinical trial referrals through the MAS Network of pharmaceutical and biotech customers. The strong drkoop.com customer base of more than 1.4 million registered users and trusted brand name, combined with MAS' unique technical support, contract physicians and other strategic global partners will enhance each company's product offerings.

     "This is a key strategic relationship for both companies," said Ron Pickett, President and Chairman of MAS. "In today's market, the only successful companies will be those with a defined revenue model, a differentiated set of services and products and an experienced management team. By combining our talents, Medical Advisory and drkoop.com, will be able to offer consumers one of the most robust, user-friendly healthcare experiences available. Together, we will continue to empower the consumers with better healthcare, real-time, all the time."

     "drkoop.com was founded with the sole mission of empowering consumers, but to continue to do so we must make sound business decisions," said Edward Cespedes, President of drkoop.com. "This partnership fulfills both of those requirements by providing even more resources for our users and creating additional profitable revenue streams to grow and strengthen our business. It also demonstrates the type of creativity afforded through the innovative use of the Internet," he added.

     drkoop.com will utilize MAS as the exclusive provider and technical host of new physician live chat, e-mail and phone services, ultimately providing one of the most convenient, reliable, timely and, perhaps most importantly, private medical and health information available on the web. Such interactive services will be delivered under the drkoop.com brand, including live physician interaction via telephone and online chats. In addition, drkoop.com will develop co-branded micro-sites to serve as exclusive password-protected sites for customers of sponsors including existing drkoop.com hospital partners, health plans, employers and HMOs.

     In conjunction with eResearchTechnology (eRT), a wholly owned subsidiary of PRWW, LTD. (Nadaq: PRWW), drkoop.com and MAS also will focus on patient recruitment for clinical trials through the drkoop.com website. With more than three million Americans enrolled in clinical trials each year, an attractive opportunity exists for a company able to mitigate costs and streamline and speed the research process. drkoop.com will assist MAS in developing a national awareness program and marketing network to promote clinical trials for the pharmaceutical, biotech, and medical device industries, including clinical research organizations. Strategically placed links and content on the drkoop.com site will help drive potentially interested participants to the MAS clinical trial recruitment site. MAS will use a proprietary web-based system to pre-screen clinical trial candidates, providing an easily accessible interface with its around-the-clock physician base to help educate and guide qualified participants through the process.

     "I have dedicated my life to helping people achieve better health," said Dr. C. Everett Koop, former U.S. Surgeon General and chairman of drkoop.com, "This relationship will not only increase access to medical information and offer peace of mind for international travelers, but by accelerating the speed and efficiency of clinical trials, it also can have a real impact on advancing world health issues. This is, by far, the most important aspect," he said.

     By combining the strength of the MAS physician call center, eRT's web-based software platform and the extensive marketing reach of the drkoop.com site, the partners also are launching a new travel medical assistance service. Expected to be a strong value proposition for consumers, the travel service is devoted to providing timely, relevant worldwide information, as well as comprehensive travel assistance for the millions of American consumers traveling abroad without medical coverage. drkoop.com, in association with MAS, eRT, and other renowned insurance companies are joining forces to fill this significant gap in the American marketplace. These services will be made available online through drkoop.com and a variety of Internet travel sites, as well as through traditional travel agencies around the country.

ABOUT DRKOOP.COM, INC.
     drkoop.com is a leading Internet Health Network providing measurable value to individuals worldwide. Its mission is to empower consumers with the information and resources they need to become active participants in the management of their own health. The drkoop.com Network is built from relationships with other Web sites, healthcare portals and traditional media outlets, and integrates dynamic, medically reviewed content, interactive communities and consumer-focused tools into a complete source of trusted healthcare information. Its strategic alliance with Shared Medical Systems
(SMS) makes drkoop.com a leader in promoting secure online interaction between patients, their physicians and local healthcare organizations. With more than 1.4 million registered users worldwide, drkoop.com has strategic relationships with numerous online organizations. Through the Community Partner Program (CPP), drkoop.com content is also featured on web sites representing more than 420 healthcare facilities nationwide.


ABOUT MEDICAL ADVISORY SYSTEMS

     Medical Advisory Systems, Inc., is a diversified provider of medical information via the Internet and a number of other communication channels. MAS operates a central call center in conjunction with more than 120 licensed physicians under contract who provide 24/7, one-on-one "chat" with a physician via the Internet or a telephone. MAS owns a 12% stake in Paris-based CORIS Group, which provides it with the ability to offer its services (including travel assistance and insurance) worldwide. The Company also has relationships with insurance companies and clinical trial consulting organizations. As Application Service Provider (ASP) for eResearchTechnology, Inc. (www.ert.com), a subsidiary of PRWW, Ltd. (NASDAQ:PRWW), MAS will deploy and support a suite of integrated clinical research software marketed to the pharmaceutical, medical device and biotechnology industries.


Safe Harbor Statement:
     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 10-K and 10Q filed with the Securities and Exchange Commission (SEC).